530-8th Avenue S.W., Calgary, AB T2P 3S8                        Tel.: (403) 267-6800 Fax: (403) 267-6529

March 25, 2004

Alberta Securities Commission
British Columbia Securities Commission
The Manitoba Securities Commission
Office of the Administrator, New Brunswick
Securities Commission of Newfoundland
Nova Scotia Securities Commission
Ontario Securities Commission
Registrar of Securities, Prince Edward Island
Commission des valeurs mobilières du Québec
Saskatchewan Securities Commission
Toronto Stock Exchange

Dear Sirs:

Subject: Pengrowth Energy Trust Meeting of Trust Unitholders
               Pengrowth Corporation Meeting of Shareholders and Royalty Unitholders

We confirm that the following materials were sent by pre-paid mail on March 24, 2004 to the registered holders of the units of the subject Energy Trust:

1.	Annual Report
2.	Notices of Meetings/Information Circular — Proxy Statement
3.	General Form of Proxy
4.	2003 Canadian Income Tax Information Letter
5.	Supplemental Mail Card
6.	Electronic Consent Letter
7.	Postage Paid Return Envelope

We also confirm that copies of above mentioned material (except for the Electronic Consent Letter) were sent by courier on March 24, 2004 to each intermediary holding units of the Income Fund who responded to the search procedures pursuant to Canadian Securities Administrators’ National Instrument 54-101 regarding shareholder communications.

In compliance with regulations made under the Securities Act, we are providing this material to you in our capacity as trustee for the subject Income Fund.

Yours truly,

COMPUTERSHARE TRUST COMPANY OF CANADA

“Signed by”
Jodie Hansen
Assistant Corporate Trust Officer
Direct Dial No.: (403) 267-6889